MODIFICATION AGREEMENT


         THIS MODIFICATION AGREEMENT (this "Agreement") is made and entered into effective as of the 6th day of November, 2001, by and between NORTHLAND CRANBERRIES, INC., a Wisconsin corporation (the "Maker" or "Mortgagor), and THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation, and its successors and assigns (the "Holder", "Mortgagee" or "Lender").

         WHEREAS, Lender is the holder of a Secured Promissory Note dated June 14, 1989 in the original principal amount of SEVENTEEN MILLION DOLLARS ($17,000,000) (Loan No. F-195038) (the "1989 Note"), secured by, inter alia, a
Mortgage and Security Agreement of even date therewith (the "1989 Mortgage") on real property (i) recorded June 20, 1989 in Volume 600 of Records at page 353-408 as Document No. 376771, Oneida County Records, and (ii) recorded June 16, 1989 in Volume 275 of Records at page 653-708 as Document No. 209652, Washburn County Records, and (iii) recorded June 16, 1989 in Volume 485 of Records at page 756-811 as Document No. 620681, Douglas County Records, and (iv) recorded June 16, 1989 in Volume 304 of Records at Page 463-5 18 as Document No. 251293, Price County Records, and (v) recorded June 16, 1989 in Volume 298 of Records at Page 392-447 as Document No. 251207, Jackson County Records, and (vi) recorded June 16, 1989 in Volume 104 of Records at page 58-113 as Document No. 398123, Monroe County Records, and (vii) recorded June 15, 1989 in Volume 572 of Records at Page 9-64 as Document No. 693782, Wood County Records, upon which Note there is unpaid the sum of $11,376,864.24, plus accrued interest on the unpaid principal balance, together with penalties; and

         WHEREAS, the 1989 Note and the 1989 Mortgage were modified pursuant to a Modification Agreement dated July 9, 1993 (the "1993 Modification Agreement"), and the 1993 Modification Agreement was recorded at (i) the Register of Deeds for Oneida County, Wisconsin, on July 16, 1993, in Volume 0704 of Records at Page 177, as Document No. 420127; (ii) the Register of Deeds for Washburn County, Wisconsin, on July 19, 1993, in Volume 317 of Records, at Page 236, as Document No. 229549; (iii) the Register of Deeds for Douglas County, Wisconsin, on July 19, 1993 in Volume 552 of Records, at Page 333, as Document No. 655274;
(iv) the Register of Deeds for Price County, Wisconsin, on July 16, 1993, in Volume 344 of Records at Page 619, as Document No. 267414; (v) the Register of Deeds for Jackson County, Wisconsin, on July 20, 1993, in Volume 323 of Records at Page 728, as Document No. 266203; (vi) the Register of Deeds for Monroe County, Wisconsin, on July 16, 1993, in Volume 164 of Records at Page 412, as Document No. 425915 and (vii) the Register of Deeds for Wood County, Wisconsin, on July 21, 1993, in Volume 686 of Records at Page 831, as Document No. 749662. The 1989 Note and the 1989 Mortgage, as modified pursuant to the 1993 Modification Agreement, are hereinafter referred to as the $17,000,000 Note
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and the $17,000,000 Mortgage, respectively.

         WHEREAS, Lender is the holder of a Secured Promissory Note dated July 9, 1993 in the original principal amount of Ten Million Five Hundred Thousand Dollars ($10,500,000.00) (Loan No. F-196293.00), (the "$10,500,000 Note"),
secured by, inter alia, a Mortgage and Security Agreement of even date therewith (the "$10,500,000 Mortgage") on real property recorded with (i) the Register of Deeds for Oneida County, Wisconsin, on September 1, 1993, in Volume 0708 of Records at Pages 682-740, as Document No. 421890; (ii) the Register of Deeds for Washburn County, Wisconsin, on July 16, 1993, in Volume 317 of Records at Pages 108-166, as Document No. 229509; (iii) the Register of Deeds for Douglas County, Wisconsin, on August 31, 1993, in Volume 555 of Records at Pages 164-222, as Document No. 656449; (iv) the Register of Deeds for Price County, Wisconsin, on August 31, 1993, in Volume 346 of Records at Pages 217-275, as Document No. 267984; (v) the Register of Deeds for Jackson County, Wisconsin, on July 15, 1993, in Volume 323 of Records at Pages 529-587, as Document No. 266149; (vi) the Register of Deeds for Monroe County, Wisconsin, on July 15, 1993, in Volume 164 of Records at Pages 323-381, as Document No. 425898; (vii) the Register of Deeds for Wood County, Wisconsin on July 13, 1993, in Volume 685 of Records at Pages 827-886, as Document No.749274, and (viii) the Register of Deeds for Juneau County, Wisconsin, on July 15, 1993, in Volume 402 of Records at Pages 629-687, as Document No. 319039, upon which Note there is unpaid the sum of $7,718,807.78, plus accrued interest on the unpaid principal balance, together with penalties; and

         WHEREAS, the parties hereto desire to modify the $17,000,000 Note, the $17,000,000 Mortgage, the $10,500,000 Note and the $10,500,000 Mortgage in the particulars hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, and of the sum of one dollar duly paid to Lender, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is hereby mutually covenanted and agreed that the terms of the $17,000,000 Note, the $17,000,000 Mortgage, the $10,500,000 Note
and the $10,500,000 Mortgage be and the same are hereby modified, effective November 6, 2001, as follows:

SECURED PROMISSORY NOTES:

1. The $17,000,000 Note and the $10,500,000 Note are each modified as follows:

         a. Paragraph 1, Note Payment is amended in its entirety to read as follows:


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                  (1)      Effective November 6, 2001, interest on the unpaid
                           principal balance shall be charged at the rate of five percent (5.0%) per annum. Effective November 1, 2003, the interest rate shall be increased to six percent (6.0%) per annum. Effective November 1, 2004, the interest rate shall be increased to seven percent (7.0%) per annum. Effective November 1, 2005, the interest rate shall be increased to eight percent (8.0%) per annum. Effective November 1, 2006, the interest rate shall be increased to nine percent (9.0%) per annum. In the event of a default by Maker under the Note, Mortgage or other documents providing security for repayment of the indebtedness, which default has not been cured pursuant to the applicable cure period, if any, relating thereto, the interest rate shall increase to five (5) percentage points above the rate of interest which would otherwise have been applicable under the Note.

                           The Maker shall make monthly payments of principal plus interest, with the first payment due December 1, 2001 and continuing on the first day of each month thereafter until paid in full.

                           The monthly payment on the $17,000,000 Note shall be $63,652 of principal, plus accrued interest.

                           The monthly payment on the $10,500,000 Note shall be $42,435 of principal, plus accrued interest.

                           The Maker shall make additional principal payments of $10,000 per month on the $17,000,000 Note, and of $6,667 per month on the $10,500,000 Note, commencing the first payment date after the Maker's announced outside grower's price for cranberries equals or exceeds $32 per barrel, and continuing for the remaining term of the Note during all times when the Maker's announced outside grower's price for cranberries equals or exceeds $32 per barrel.

                           Notwithstanding anything else expressed in the Note, the entire unpaid balance of principal and interest shall be due November 1, 2007.

                           All payments shall be applied first to accrued interest and then to principal.

                  b. Paragraph 2, Security, is amended to add after each use of the phrase

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
                           " with an even date hereof, the phrase "as amended hereafter".

                  c. Paragraph 3, Prepayment, is amended in its entirety to read as follows: "Maker shall have the right to prepay the Note, in full or in part, without prepayment fee, at any time".

                  d. Paragraph 4, Default And Acceleration Of Debt, is amended to state that the default rate of interest shall be five (5) percentage points above the interest rate which would have existed from time to time under the Note if there had been no default.

                  e. Paragraph 5, Default Interest, is amended to state that the default rate of interest shall be five (5) percentage points above the interest rate which would have existed from time to time under the Note if there had been no default

                  f. Paragraph 14, Miscellaneous, is amended to state that the balloon payment is due November 1, 2007.

                  g.       A new Paragraph 15 is added to read as follows:

                                    The Holder forgives all defaults and events of default occurring under both Mortgages and both Notes and all documents related thereto prior to November 6, 2001 and all unpaid interest and penalties under both Mortgages and both Notes which have accrued prior to November 6, 2001.

$17,000,000 MORTGAGE:

3. The $17,000,000 Mortgage (as amended pursuant to the 1993 Modification Agreement), is further modified as follows:

         a. Subparagraph (a) of the first recital is amended in its entirety to read as follows:

                           (a) the payment of an indebtedness in the sum of
                  SEVENTEEN MILLION DOLLARS ($17,000,000) and the payment of an indebtedness in the initial principal sum of TEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($10,500,000), lawful money of the United States, to be paid with interest thereon according to a certain Secured Promissory Note dated June 14, 1989 and a certain Secured Promissory Note dated July 9, 1993, respectively, and all replacements, restatements, amendments and other modifications thereto (said Notes are hereafter collectively referred to as the "Note").


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

         b. Item number 4 of the first recital is amended in its entirety to read as follows:

                  "4. All Agreements, Leases and Permits held by the Mortgagor and relating to the Mortgagor's operation of the Premises excepting only that certain Supply Agreement dated June 11, 1992, by and between the Mortgagor and Cliffstar Corporation and that certain Supply Agreement dated June 10, 1992 by and between the Mortgagor and Clement Pappas & Co., Inc. and other agreements by which Mortgagor contracts for the processing or sale of crops grown by Mortgagor or the proceeds thereof, or for the sale of vines severed by Mortgagor as allowed under the Mortgage, but none of the Agreements excepted from the lien of this Mortgage shall create a lien upon the Mortgaged Property or bind the Mortgagee in any respect, except to the extent that such lien is a Permitted Lien as allowed hereunder. (The Mortgagor has also executed an Assignment Of Agreements, Leases and Permits, bearing even date herewith, relating to Agreements, Leases and Permits held by Mortgagor)."

         c. The sentence immediately following item number 8 of the first recital is amended in its entirety to read as follows:

                  The various items referred to in paragraph Nos. 1, 2, 3, 4, 7 and 8, above, shall be collectively referred to herein as the "Mortgaged Property". Notwithstanding anything to the contrary contained herein, it is understood and agreed that the Mortgaged Property does not include and the Mortgagee has no lien or security interest in the following property: all accounts receivable of the Mortgagor, all stock in Ocean Spray Cranberries, Inc. owned by the Mortgagor and all Letters of Allocation issued by Ocean Spray Cranberries, Inc. to the Mortgagor. It is understood and agreed that the Mortgagee has a first priority lien on Crops. "Crops" shall mean all crops, now or hereafter growing or to be grown on the Premises, including but not limited to cranberries, until the crops have been harvested, or until the vines growing on the Premises have been severed, as allowed under this Mortgage, and removed from the Mortgaged Property. Once the crops are harvested, or the vines have been severed, as allowed under this Mortgage, and removed from the premises, they will no longer constitute Crops and Mortgagee shall have no further interest in the crops or the proceeds thereof. In the event of a default by Mortgagor prior to said harvesting of the Crops or severance of the vines, Mortgagee shall retain its lien on the Crops and vines, including products and proceeds thereof.

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
         d.       Paragraph 4(d)(v) is amended in its entirety to state:
                  Mortgagor may not place a lien on Crops, but this shall not prohibit a Permitted Lien, as otherwise allowed under this Mortgage, which arises as a matter of law on the Crops.

         e. Paragraph 6 is modified to add after the words "may sell by mowing up to ten (10%) of the vines from bog acreage each calendar year" the words ", provided that Mortgagor is not in default under this Mortgage."

         f. Paragraph 9, is amended to provide that Mortgagee consents to the purchase of a controlling ownership interest in Mortgagor by Sun Northland LLC and agrees that purchases by Sun Capital Partners II, LP, or a majority owned subsidiary thereof shall not be prohibited or limited by Paragraph 9.

         g.       Paragraph 14(a) is amended in its entirety to read as follows:

                  (a) Mortgagor shall maintain a ratio of 1 to 1 of current assets to current liabilities, beginning as of the end of the Mortgagor's fiscal year ending in 2002.

         h.       Paragraph 14(b) is deleted in its entirety.

         i.       Paragraph14(f) is amended to delete the words "to be less than
                  1.25 to 1.0 computed at the end of each fiscal year", and to substitute therefore the words "be less than 1.0 to 1.0 computed for the fiscal year ending in 2002, and not less than
                  1.25 to 1.0 computed at the end of the Mortgagor's fiscal year ending in 2003 and at the end of each of the Mortgagor's fiscal years thereafter."

         j.       Paragraph 15(a), as modified, is deleted in its entirety.

         k.       Paragraph 15(f) is amended in its entirety to read as follows:

                  (f) Mortgagor shall not place any lien on Crops growing or to be grown on the Premises. Mortgagor may not place a lien on the cranberry vines that could attach prior to severance of the vines, as allowed pursuant to this Mortgage, and removal from the Mortgaged Property. Nothing herein shall prohibit a Permitted Lien, as otherwise allowed under this Mortgage, which arises as a matter of law on the Crops or vines. Mortgagor will not assign the whole or any part of the rents, issues or profits arising from the Mortgaged Property, except for agreements by which Mortgagor contracts for the

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

                           processing or sale of crops grown by Mortgagor or the proceeds thereof, or the sale of vines that have been severed, as allowed pursuant to this Mortgage, and removed from the Mortgaged Property, but none of said agreements shall create a lien upon the Mortgaged Property or bind the Mortgagee in any respect, except to the extent that such lien is a Permitted Lien as allowed hereunder, without the written consent of the Mortgagee, and any assignment thereof shall be null and void; that in the event of any default by the Mortgagor in the performance of any of the terms, covenants and provisions of this Mortgage or the Note, it shall be lawful for the Mortgagee to enter upon and take possession of the Mortgaged Property with or without the appointment of a receiver, or an application therefor, and to let the same, either in its own name, or in the name of the Mortgagor, and to receive the rents, issues and profits of the Mortgaged Property, to the extent provided herein, and to apply the same, after the payment of all necessary charges and expenses, on account of the amount hereby secured; that said rents and profits are, in the event of any such default, and except as otherwise set forth herein, hereby assigned to the Mortgagee; and that upon notice and demand, the Mortgagor will transfer and assign to the Mortgagee, in form satisfactory to the Mortgagee, the lessor's interest in any lease now or hereafter affecting the whole or any part of the Mortgaged Property."

         l. Paragraph 15(l)(2) is amended to add at the end of the paragraph "other than benefit plans assumed in connection with Mortgagor's purchase of the assets of Minot Food Packers, Inc.".

         m. A new sentence is added at the end of the first full paragraph of Paragraph 17, which sentence shall read as follows: Any default on any other secured indebtedness of Mortgagor, whether to Mortgagee or otherwise, which default is not cured within any applicable cure period, but in no event shall such cure period exceed thirty (30) days, shall be considered a default under this Mortgage.

$10,500,000 MORTGAGE

4.       The $10,500,000 Mortgage is modified as follows:

         a. Subparagraph (a) of the first recital is amended in its entirety to read as follows:


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


                        (a) the payment of an indebtedness in the initial
                  principal sum of SEVENTEEN MILLION DOLLARS ($17,000,000) and the payment of an indebtedness in the initial principal sum of TEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($10,500,000), lawful money of the United States, to be paid with interest thereon according to a certain Secured Promissory Note dated June 14, 1989 and a certain Secured Promissory Note dated July 9, 1993, respectively, and all replacements, restatements, amendments and other modifications thereto (said Notes are hereafter collectively referred to as the "Note").

         b. Item number 2 of the first recital is amended in its entirety to read as follows:

                  2. All machinery, tractors, trucks and other motor vehicles (but excluding titled motor vehicles), apparatus, equipment, irrigation pumps, motors and distribution systems, fittings, fixtures, and articles of personal property of every kind and nature whatsoever, other than consumable goods, now or hereafter located in or upon the Premises or any part thereof and used or usable, but excluding equipment used at other bogs as described below, in connection with any present or future operations on the Premises, (hereinafter called "Equipment") and now owned or hereafter acquired by the Mortgagor (the Equipment is more specifically described in Exhibit C which is attached hereto and incorporated herein by reference); and all of the right, title and interest of the Mortgagor in and to any equipment which may be subject to any title retention or security agreement superior in lien to the lien of this Mortgage; the term "Equipment" shall include all machinery, apparatus, equipment, fittings, fixtures, and articles of personal property on the Premises, whether or not the same are annexed to said real estate and whether or not the same are also used in the operation of any building located thereon, but shall not include trade inventory or consumable goods. It is understood and agreed that all Equipment is part and parcel of said real estate and appropriated to the use of said real estate and, whether affixed or annexed or not, shall for the purpose of this Mortgage be deemed conclusively to be real estate and conveyed hereby.

                           The Mortgagee acknowledges that the Mortgagor operates certain cranberry bogs in addition to the Premises which are the subject of this Mortgage, and that the Mortgagee has certain additional equipment and motor vehicles, not subject to the lien of this Mortgage, which is either used exclusively at the other bogs or is shared between the various bogs. Subject to the sharing of

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

                           equipment referred to above, the Mortgagor hereby warrants to the Mortgagee that the equipment identified on Exhibit C, which is attached hereto and incorporated herein by reference, includes all the equipment which is necessary for raising and harvesting cranberries on the Premises. Subject to the sharing of equipment referred to above, the Mortgagor covenants that it will at all times during the term of the Note, maintain on the Premises and subject to the lien of this Mortgage, at a minimum, all the equipment which is necessary for raising and harvesting cranberries on the Premises.

                  c. Item Number 3 of the first recital is amended in its entirety to read as follows:

                           "3. All Agreements, Leases and Permits held by the Mortgagor and relating to the Mortgagor's operation of the Premises excepting only that certain Supply Agreement dated June 11, 1992, by and between the Mortgagor and Cliffstar Corporation and that certain Supply Agreement dated June 10, 1992 by and between the Mortgagor and Clement Pappas & Co., Inc. and other agreements by which Mortgagor contracts for the processing or sale of crops grown by Mortgagor or the proceeds thereof, or for the sale of vines severed by Mortgagor as allowed by the terms of this Mortgage, but none of the Agreements excepted from the lien of this Mortgage shall create a lien upon the Mortgaged Property or bind the Mortgagee in any respect, except to the extent that such lien is a Permitted Lien as allowed hereunder. (The Mortgagor has also executed an Assignment Of Agreements, Leases and Permits, bearing even date herewith, relating to Agreements, Leases and Permits held by Mortgagor)."

                  d. The first full paragraph appearing on page 3 of the Mortgage is amended in its entirety and restated to read as follows:

                                    It is understood and agreed that the
                                    Mortgagee has a first priority lien on
                                    Crops. "Crops" shall mean all crops now or hereafter growing or to be grown on the Premises, including but not limited to cranberries, until the crops have been harvested, or until the vines growing on the Premises have been severed, as allowed by the terms of this Mortgage, and removed from the Mortgaged Property. Once the crops are harvested, or the vines have been severed, as allowed by the terms of this Mortgage, and removed from the Mortgaged

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

                                    Property, they will no longer constitute
                                    Crops, and Mortgagee shall have no further interest in the crops or the proceeds thereof. In the event of a default by Mortgagor prior to said harvesting of the Crops or severance of the vines, Mortgagee shall retain its lien on the Crops and vines, including products and proceeds thereof.

                  e.       Paragraph 4.b. is deleted in its entirety.

                  f.       Subparagraph 5.f., including all its
                           sub-subparagraphs, is amended in its entirety to state: Mortgagor may not place a lien on Crops, but this shall not prohibit a Permitted Lien, as otherwise allowed under this Mortgage, which arises as a matter of law on the Crops.

                  g. Paragraph 7 is amended to delete the words "up to fifteen (15%) percent of the vines" and to substitute the words "up to ten (10%) percent of the vines".

                  h. Paragraph 10, is amended to provide that Mortgagee consents to the purchase of a controlling ownership interest in Mortgagor by Sun Northland LLC and agrees that purchases by Sun Capital Partners II, LP, or a majority owned subsidiary thereof shall not be prohibited or limited by Paragraph 10.

                  i. Paragraph 15(a) is amended in its entirety to read as follows:

                           (a) Mortgagor shall maintain a ratio of 1 to 1 of current assets to current liabilities, beginning as of the end of the Mortgagor's fiscal year ending in 2002.

                  j.       Paragraph 15(c) is deleted in its entirety.

                  k. Paragraph 15(d) is amended to delete the words "to be less than 1.25 to 1.0 computed at the end of each fiscal year", and to substitute therefor the words "be less than 1.0 to 1.0 computed for the fiscal year ending in 2002, and not less than 1.25 to 1.0 computed at the end of the Mortgagor's fiscal year ending in 2003 and at the end of each of the Mortgagor's fiscal years thereafter."

                  l.       Paragraph 15(k) is deleted in its entirety.

                  m. Paragraph 16(b) is amended in its entirety and restated to read as follows:

                                    Mortgagor may not place a lien on Crops or cranberry vines which could attach to such vines prior to their severance, as allowed


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

                                    under this Mortgage, and removal from the Mortgaged Property.

                  n. Paragraph 16(g) is amended in its entirety to read as follows:

                                    Mortgagor shall not place any lien on Crops growing or to be grown on the Premises. Mortgagor may not place a lien on the cranberry vines which could attach prior to their severance, as allowed under this Mortgage, and removal from the Mortgaged Property. Nothing herein shall prohibit a Permitted Lien, as otherwise allowed under this Mortgage, which arises as a matter of law on the Crops or vines. Mortgagor will not assign the whole or any part of the rents, issues or profits arising from the Mortgaged Property, except for agreements by which Mortgagor contracts for the processing or sale of crops grown by Mortgagor or the proceeds thereof, or the sale of vines which have been severed, as allowed under this Mortgage, and removed from the Mortgaged Property, but none of said agreements shall create a lien upon the Mortgaged Property or bind the Mortgagee in any respect, except to the extent that such lien is a Permitted Lien as allowed hereunder, without the written consent of the Mortgagee, and any assignment thereof shall be null and void; that in the event of any default by the Mortgagor in the performance of any of the terms, covenants and provisions of this Mortgage or the Note, it shall be lawful for the Mortgagee to enter upon and take possession of the Mortgaged Property with or without the appointment of a receiver, or an application therefor, and to let the same, either in its own name, or in the name of the Mortgagor, and to receive the rents, issues and profits of the Mortgaged Property, to the extent provided herein, and to apply the same, after the payment of all necessary charges and expenses, on account of the amount hereby secured; that said rents and profits are, in the event of any such default, and except as otherwise set forth herein, hereby assigned to the Mortgagee; and that upon notice and demand, the Mortgagor will transfer and assign to the Mortgagee, in form satisfactory to the Mortgagee, the lessor's interest in any lease now or hereafter affecting the whole or any part of the Mortgaged Property."

                  o. Paragraph 16(i) is amended by deleting the words "bearing even date herewith", and to delete the words "excepting the indebtedness of Mortgagor to Mortgagee evidenced by that certain Secured Promissory Note in the original principal amount of $17,000,000

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

                           dated June 14, 1989".

                  p. Paragraph 16(m)(2) is amended to add at the end of the paragraph "other than benefit plans assumed in connection with Mortgagor's purchase of the assets of Minot Food Packers, Inc.".

                  q. A new sentence is added at the end of the first full paragraph of Paragraph 18, which sentence shall read as follows: Any default on any other secured indebtedness of Mortgagor, whether to Mortgagee or otherwise, which default is not cured within any applicable cure period, but in no event shall such cure period exceed thirty (30) days, shall be considered a default under this Mortgage.

MISCELLANEOUS PROVISIONS:

5. Mortgagor shall pay, upon execution of this Agreement, all expenses incurred by Mortgagee, including attorneys fees and title company charges, relating to this Modification Agreement and the Forbearance Agreements which preceded this Agreement.

6. In order to induce Mortgagee to enter into this Agreement, and in recognition of the fact that Mortgagee is acting in reliance thereupon, the Mortgagor hereby covenants, represents and warrants to Mortgagee that:

         a. The Mortgagor is duly incorporated, validly existing and in good standing under the laws of the State of Wisconsin and has the power and authority and the legal right to own and operate its property, to lease the property it operates, and to conduct the business in which it is currently engaged.

         b. The chief executive office of the Mortgagor is, and continues to be, located at 800 First Avenue South, Wisconsin Rapids, Wisconsin 54495-8020.

         c. The Mortgagor has the power and authority to enter into, deliver, issue and perform all of its obligations under this Agreement. This Agreement, when duly executed and delivered on behalf of the Mortgagor, will constitute the legal, valid and binding obligations of the Mortgagor enforceable against the Mortgagor in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general applicability affecting the exercise of creditors' rights and general principles of equity.

         d. No consent or authorization of, filing with, or act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement. The execution, delivery and performance of this Agreement (i) has been duly authorized by all necessary action, where applicable, (ii) will not violate any requirement of law or any contractual obligation of the Mortgagor and (iii) will not result in, or require, the creation or imposition of any lien on any of its properties or revenues pursuant to any requirement of law or contractual obligation.

         e. No information, financial statement, exhibit or report furnished by the Mortgagor to Mortgagee in connection with the negotiation of, or pursuant to, this Agreement contains any material misstatement of fact, omits to state a material fact, or omits any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         f. The Mortgagor acknowledges and agrees that the Notes, Mortgages and other collateral documents are legal, valid and binding obligations of the Mortgagor and are enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or similar laws of general applicability affecting the exercise of creditors' rights and general principles of equity. The Mortgagor acknowledges and agrees that the Mortgages grant to Mortgagee valid and subsisting mortgage liens and security interest in all of the Collateral, and that Mortgagee's mortgage liens and security interests were properly perfected in accordance with applicable law.

7. In the event the Mortgagor (a) files any voluntary petition under any Chapter of the United States Bankruptcy Code, 11 U.S.C.ss.ss.101 et seq. ("Bankruptcy Code") or in any manner seeks any relief under any other state, federal or other insolvency law or laws providing for relief of debtors, or directly or indirectly cause a filing of any such petition or to seek any such relief; or (b) is named as a debtor or alleged debtor in any involuntary petition filed under any Chapter of the Bankruptcy Code, which petition is not dismissed within sixty (60) days; or (c) directly or indirectly causes the Collateral or any interest of the Mortgagor in the Collateral to become the property of any bankruptcy estate or the subject of any state, federal or other bankruptcy, dissolution, liquidation or insolvency proceeding, then the Mortgagor hereby expressly agrees to the lifting of the automatic stay by the appropriate Bankruptcy Court "for cause" pursuant to Section 362(d)(1) of the Bankruptcy Code. Said Bankruptcy Court shall be, and hereby is, authorized to enter an order lifting the automatic stay without the necessity of an evidentiary hearing and without the necessity of Mortgagee establishing the lack of adequate protection of its interests in the Collateral or the Mortgagor's lack of equity in the Collateral and lack of necessity of the

         Collateral for an effective bankruptcy reorganization. The automatic stay shall be lifted within thirty (30) days of filing the applicable motion.

8. No course of dealing between Mortgagee and any other party hereto or failure or delay on the part of Mortgagee in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Mortgagee under this or any other agreement. No single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

9. This Agreement and the other documents referred to herein contain the entire agreement between Mortgagee and the Mortgagor with respect to the subject matter hereof, superseding all previous communications and negotiations, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon Mortgagee unless clearly expressed in this Agreement. No statement or writing subsequent to the date hereof which purports to modify or add to the terms or conditions hereof shall be binding unless contained in a writing which makes specific reference to this Agreement and which is signed by all parties hereto.

10. THE MORTGAGOR AND MORTGAGEE AGREE THAT THIS AGREEMENT IS IN THE BEST INTERESTS OF BOTH THE MORTGAGOR AND LENDER. THE MORTGAGOR ACKNOWLEDGES AND AGREES THAT MORTGAGEE HAS ACTED IN GOOD FAITH IN ITS DEALINGS WITH THE MORTGAGOR WITH RESPECT TO THE LOAN, THE LOAN DOCUMENTS AND THIS AGREEMENT AND THAT NEITHER MORTGAGEE NOR ITS AFFILIATES, OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, REPRESENTATIVES, ATTORNEYS AND EMPLOYEES, PREDECESSORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY THE "RELEASED PARTIES") HAS COMMITTED ANY ACTS OR OMISSIONS WITH RESPECT TO THIS AGREEMENT, THE LOAN, AND/OR THE LOAN DOCUMENTS WHICH PRODUCE CLAIMS OF BAD FAITH, DURESS, EXCESSIVE CONTROL, JOINT VENTURE, OR OTHERWISE. THE MORTGAGOR DOES HEREBY EXPRESSLY REMISE, RELEASE, ACQUIT, AND DISCHARGE ALL ACTIONS, CAUSES OF ACTION, SUITS, DEBTS, DUES, SUMS OF MONEY, ACCOUNTS, COVENANTS, CONTRACTS, DAMAGES, CLAIMS AND DEMANDS WHATSOEVER, IN LAW OR IN EQUITY WHICH THEY EVER HAD, OR NOW HAVE AGAINST MORTGAGEE, AND THE RELEASED PARTIES RESULTING FROM, OR RELATING TO, OR IN ANY WAY ARISING OUT OF MORTGAGEE'S ADMINISTRATION OR HANDLING OF THE LOAN, THE LOAN DOCUMENTS, AND THIS AGREEMENT AND WHETHER DUE TO THE NEGLIGENCE, MALFEASANCE, MISFEASANCE, OR NONFEASANCE OF MORTGAGEE AND/OR THE RELEASED

         PARTIES IN CONNECTION WITH OR ARISING OUT OF OR IN ANY WAY RELATED TO THE BORROWER/LENDER RELATIONSHIPS EXISTING, AND HEREBY ACKNOWLEDGED TO EXIST, BETWEEN THE MORTGAGOR AND MORTGAGEE. IT IS UNDERSTOOD AND AGREED THAT THIS RELEASE IS NOT TO BE CONSTRUED AS AN ADMISSION OF LIABILITY ON THE PART OF MORTGAGEE OR THE RELEASED PARTIES

11. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

12. This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns. No other person or entity shall have any rights under, or because of the existence of, this Agreement.

13. If any term or provision of this Agreement or the application thereof to any party or circumstance shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

14. All of the provisions of the Notes and Mortgages shall remain in full force and effect except as herein specifically modified and this Agreement is made upon the express condition that the Mortgagor is vested with the fee simple title to the Premises covered by the Mortgages. And the said Mortgagor in consideration of the granting of this Modification further covenants and agrees to pay and comply with the terms and conditions of the Notes and Mortgages as herein modified, and nothing herein contained shall invalidate any of the security now held for the payment of said debts. This Agreement shall bind and insure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

15. This Modification Agreement is to be construed according to and governed by the laws of the State of Wisconsin. This is an amendment and not a novation. This Modification Agreement shall be recorded at the Register of Deeds office in each county where the Premises are located. Therefore, this Modification Agreement shall be executed in multiple duplicate originals, each of which shall be considered an original document.

         IN WITNESS WHEREOF, the Mortgagor and the Mortgagee have duly executed and delivered this Modification Agreement as of the day and year first above written.

NORTHLAND CRANBERRIES, INC.


By:  /s/ John Swendrowski
   ----------------------------
   John Swendrowski, President
   and CEO

Attest: /s/ Jeffrey J. Jones
       ------------------------
       Jeffrey J. Jones,
       Assistant Secretary
       print name and title


THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES



By: /s/ Eric R. Linge
   ----------------------------
   Eric R. Linge, Vice President


Attest: /s/ Beverly M. Sacks
       ------------------------
       Beverly M. Sacks,
       Assistant Secretary


STATE OF ILLINOIS    )
                     ) SS.
COUNTY OF COOK       )

         The foregoing instrument was acknowledged before me this 5th day of November, 2001, by John Swendrowski and Jeffrey Jones who are the President and Assistant Secretary, respectively of Northland Cranberries, Inc. on behalf of that corporation.


                                                /s/ Karen S. Diana
                                                --------------------------------


                                                Notary Public, State of Illinois
                                                My Commission 5/27/03

STATE OF MISSOURI       )
                        ) SS.
COUNTRY OF ST. LOUIS    )

         The foregoing instrument was acknowledged before me this 2nd day of November, 2001, by Eric R. Linge and Beverly M. Sacks who are the vice president and assistant secretary, respectively, of The Equitable Life Assurance Society and the United States on behalf of that corporation.

                                                /s/ Barbara M. Eaton
                                                --------------------------------


                                                Notary Public, State of Missouri
                                                My commission expires: 5/28/04


THIS DOCUMENT DRAFTED BY AND AFTER
RECORDING SHOULD BE RETURNED TO:
Attorney Gregory E. Scallon
DeWitt Ross & Stevens s.c.
8000 Excelsior Drive, Suite 400
Madison, Wisconsin  53717